As filed with the Securities and Exchange Commission on June 12, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROYAL BANK OF CANADA

(Exact Name of Registrant as Specified in Its Charter)

Canada	13-5357855
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

200 Bay Street

Royal Bank Plaza

Toronto, Ontario

Canada, M5J2J5

(Address of Principal Executive Offices)

Royal Bank of Canada Stock Option Plan (As Amended)

(Full Title of the Plan)

Cogency Global

122 East 42nd Street

18th Floor

New York, NY 10168

(Name and Address of Agent for Service)

212-947-7200

(Telephone number, including area code, of agent for service)

Copies to:

Benjamin H. Weiner

Heather L. Coleman

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Tel: (212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed by Royal Bank of Canada, a bank organized under the laws of Canada (the “Registrant” or the “Company”).

Royal Bank of Canada Stock Option Plan

The Company is filing this Registration Statement on Form S-8 to register an additional 15,000,000 common shares of the Company (“Common Shares”) under the Royal Bank of Canada Stock Option Plan (as amended or restated from time to time, the “Stock Option Plan”) as a result of the amendment to the Stock Option Plan that increased its share authorization by 15,000,000 Common Shares. The Common Shares registered on this Registration Statement are in addition to the 112,000,000 shares (after giving effect to relevant stock dividends) previously registered on a Registration Statement on From S-8 filed in connection with the Stock Option Plan on May 30, 2000 (File No. 333-12050).

In accordance with General Instruction E of Form S-8, the contents of the registration statement of the Company on Form S-8 (File No. 333-12050) which was filed with the Securities and Exchange Commission (the “SEC”) on May 30, 2000, including any amendments thereto or filings incorporated therein, are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are available without charge, upon written or oral request, to: Investor Relations, Royal Bank of Canada, 200 Bay Street – South Tower, Toronto, Ontario, Canada M5J 2J5 (416-955-7804).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. Copies of the documents incorporated herein by reference may be obtained upon written or oral request without charge from Investor Relations, Royal Bank of Canada, 200 Bay Street – South Tower, Toronto, Ontario, Canada M5J 2J5 (416-955-7804). The documents incorporated by reference are available over the Internet at www.sec.gov.

We incorporate by reference into this Registration Statement the documents listed below:

•	Annual Report on Form 40-F for the fiscal year ended October 31, 2024 (the “2024 Annual Report”);

•	Report on Form 6-K filed on February 27, 2025 (ACC no 0001193125-25-037542);

•	Report on Form 6-K filed on May 29, 2025 (ACC no 0001193125-25-129927);

•	Report on Form 6-K filed on June 2, 2025 (ACC no 0001193125-25-133435); and

•

The description of the Common Shares contained under the heading “Description of Capital Structure” in Exhibit 1 to the 2024 Annual Report (the Royal Bank of Canada Annual Information Form dated December  3, 2024), including any amendment or report filed for the purpose of updating such description.

In addition, we will incorporate by reference into this Registration Statement all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, to the extent, if any, we designate therein, reports on Form 6-K we furnish to the SEC after the date of this Registration Statement and prior to the termination of any offering contemplated in this Registration Statement.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Registration Statement, to the extent that a statement contained herein or in any other subsequently-filed or furnished document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Upon a new Annual Report and the related annual financial statements being filed by us with, and, where required, accepted by, the SEC, the previous Annual Report shall be deemed no longer to be incorporated by reference into this Registration Statement for purposes of future offers and sales of securities hereunder.

All documents incorporated by reference, or to be incorporated by reference, have been filed with or furnished to, or will be filed with or furnished to, the SEC.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The By-laws of the Bank provide that the Bank shall undertake towards each of its directors and officers, each of its former directors and officers and each of the persons who acts or has acted at the Bank’s request as a director or officer of an entity of which the Bank is or was a shareholder or creditor, that the Bank will indemnify such person and such person’s heirs and legal representatives (the “indemnified persons”), against all costs, charges, expenses and taxes, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Bank or such an entity and including all taxes, duties, imposts, or governmental charges whatsoever (“taxes”) levied on amounts paid to so indemnify such person against such costs, charges, expenses and taxes if: (i) the indemnified person acted honestly and in good faith with a view to the best interests of the Bank; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that such person’s conduct was lawful. The Bank’s By-laws further provide that the foregoing indemnification will not apply in respect of an action by or on behalf of the Bank to obtain a judgment in its favor unless the approval of a court is obtained as required by the Bank Act (Canada) (the “Bank Act”). Where any such indemnification requires or is subject to or conditional upon the approval or consent of any court or of any governmental body or regulatory authority, the Bank will exercise all reasonable efforts to obtain or assist in obtaining such approval or consent. These indemnification provisions could be construed to permit or require indemnification for certain liabilities arising out of United States federal securities laws.

The Bank’s By-laws also provide that the chief executive officer and the chief operating officer of the Bank, or either of them acting alone, or such other officer or officers as the chief executive officer or the chief operating officer may appoint in writing, acting alone, are directed and empowered for and on behalf and in the name of the Bank to enter into an indemnity agreement with each of the directors, officers and persons setting out the Bank’s undertakings described above.

Under the Bank Act, the indemnified persons referred to above are entitled to indemnity from the Bank in respect of all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the person is subject because of their association with the Bank or other entity, if the person seeking indemnity:

•	was not judged by the court or other competent authority to have committed any fault or omitted to do anything they ought to have done; and

•	fulfills the conditions set out in (i) and (ii) above.

Additionally, under the Bank Act, the Bank may advance amounts to an indemnified person for the costs, charges and expenses of a proceeding described above, but such amounts must be repaid if such indemnified person does not fulfil the conditions set out in (i) and (ii) above. Further, the Bank may with the approval of a court indemnify an indemnified person or advance amounts to them, in respect of an action by or on behalf of the Bank or other entity to procure a judgment in its favour (i.e. a derivative action) to which the person is made a party because of the indemnified person’s association with the Bank or other entity, against all costs, charges and expenses reasonably incurred by them in connection with that action if they fulfil the conditions set out in (i) and (ii) above.

As permitted under the Bank Act, the Bank has obtained director’s and officer’s liability insurance coverage, which, subject to policy terms and limitations, provides indemnification and reimbursement coverage for directors and officers of the Bank in certain circumstances where the Bank is unable to provide indemnification to such directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Bank pursuant to the foregoing provisions, the Bank has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

3.1	By-laws of Royal Bank of Canada (incorporated by reference to the Current Report on Form 6-K filed by Royal Bank of Canada with the SEC on April 10, 2025).

4.1	Royal Bank of Canada Stock Option Plan, as amended.*

5.1	Opinion of Norton Rose Fulbright Canada LLP as to the validity of the Company’s common shares.*

23.1	Consent of Norton Rose Fulbright Canada LLP (included in Exhibit 5.1).*

23.2	Consent of PricewaterhouseCoopers LLP.*

24.1	Power of Attorney (set forth on the signature page to this Registration Statement).*

107	Filing Fee Table*

*	Filed herewith

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by these clauses is contained in reports filed with or furnished to the SEC by such registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on June 12, 2025.

ROYAL BANK OF CANADA

By:	/s/ David McKay
Name: David McKay
Title: President and Chief Executive Officer, Director

Each person whose signature appears below constitutes and appoints David McKay, Katherine Gibson and Nick Tomovski, and each of them individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, amendments to this Registration Statement may make such changes in the Registration Statement as such attorney-in-fact may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney-in-fact or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney-in-fact or substitute.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Position	Date

/s/ David McKay	President and Chief Executive Officer, Director	June 12, 2025
David McKay	(Principal Executive Officer)

/s/ Katherine Gibson	Chief Financial Officer	June 12, 2025
Katherine Gibson	(Principal Financial Officer)

/s/ Nick Tomovski	Senior Vice-President, Enterprise Controller	June 12, 2025
Nick Tomovski	(Principal Accounting Officer)

/s/ Jacynthe Côté	Chair of the Board	June 12, 2025
Jacynthe Côté

/s/ Mirko Bibic	Director	June 12, 2025
Mirko Bibic

/s/ Andrew A. Chisholm	Director	June 12, 2025
Andrew A. Chisholm

/s/ Toos N. Daruvala	Director	June 12, 2025
Toos N. Daruvala

/s/ Cynthia Devine	Director	June 12, 2025
Cynthia Devine

/s/ Roberta L. Jamieson, O.C.	Director	June 12, 2025
Roberta L. Jamieson, O.C.

/s/ Amanda Norton	Director	June 12, 2025
Amanda Norton

/s/ Barry Perry	Director	June 12, 2025
Barry Perry

/s/ Maryann Turcke	Director	June 12, 2025
Maryann Turcke

/s/ Thierry Vandal	Director	June 12, 2025
Thierry Vandal

/s/ Frank Vettese	Director	June 12, 2025
Frank Vettese

/s/ Jeffery Yabuki	Director	June 12, 2025
Jeffery Yabuki

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Royal Bank of Canada in the United States, in the City of New York, State of New York, on June 12, 2025.

ROYAL BANK OF CANADA

By:	/s/ John Penn
	Name:	John Penn
	Title:	Assistant General Counsel & Managing Director, RBC U.S. Head of Regulatory Law